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                              SPORTSLINE USA, INC.
                               6340 N.W. 5TH WAY
                         FORT LAUDERDALE, FLORIDA 33309

To the Holders of 5% Convertible Subordinated Notes due 2006 of SportsLine USA,
Inc.:

     SportsLine USA, Inc., a Delaware corporation ("SportsLine"), is offering to purchase for cash (the "Tender Offer") any and all of its outstanding 5% Convertible Subordinated Notes due 2006 (the "Notes"), upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase dated September 21, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal").

     The consideration for each $1,000 principal amount of Notes tendered pursuant to the Tender Offer shall be $750, plus accrued and unpaid interest from October 1, 1999 up to, but not including, the date of payment.

     Please read the Offer to Purchase and the other enclosed materials relating to the Tender Offer carefully. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Tender Offer are asked to respond promptly by completing and returning the Letter of Transmittal (enclosed), and all other required documentation, to State Street Bank and Trust Company, the Depositary for the Tender Offer, or to electronically transmit their acceptance of the Tender Offer by causing The Depository Trust Company ("DTC") to transfer Notes to the Depositary in accordance with DTC's Automated Tender Offer Procedures for transfer.

     IF YOU HAVE QUESTIONS REGARDING THE TERMS OF THE TENDER OFFER, PLEASE DIRECT YOUR QUESTIONS TO MARK MCGLADE AT BANCBOSTON ROBERTSON STEPHENS INC., 555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CALIFORNIA 94104 AT (415) 693-3215 OR (800) 234-2663. IN ADDITION, MORROW & CO., INC. IS ACTING AS OUR INFORMATION AGENT FOR THE TENDER OFFER AND CAN BE REACHED AT 445 PARK AVENUE, 5TH FLOOR, NEW YORK, NEW YORK 10022, TELEPHONE (212) 754-8000 OR (800) 566-9061. ANY QUESTIONS,
REQUESTS FOR ASSISTANCE OR REQUESTS FOR COPIES OF THE TENDER OFFER MATERIALS SHOULD BE DIRECTED TO THE INFORMATION AGENT.

     Thank you for your time and effort in reviewing this request.

                                          Very truly yours,

                                          SPORTSLINE USA, INC.